EXHIBIT 21
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NAME OF SUBSIDIARY				                   	STATE OF INCORPORATION
Excel Corporation						                          	Indiana

Excel Industries of Michigan, Inc.				            Michigan

Excel Global, Inc.							                         Barbados

Excel of Tennessee L.P.						                     Tennessee

X.E. Co.									                                 Michigan

Anderson Industries, Inc.					                    Illinois

Atwood Industries, Inc.						                     Illinois

Atwood Mobile Products, SRL					                  Italy

Autopartes Excel De Mexico					                   Mexico

Atwood Automotive, Inc.						                     Michigan

Hydro Flame Corporation						                     Utah

Mark I Molded Plastics, Inc.					                 Michigan

Mark I Molded Plastics of Tennessee, Inc.		       Tennessee

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